Exhibit 99.1
FOR IMMEDIATE RELEASE
DOBSON COMMUNICATIONS REPORTS SECOND QUARTER 2005 RESULTS
Dobson and Cingular Approve New Roaming Agreement
Earnings Conference Call Rescheduled for Monday, August 15, 2005
     OKLAHOMA CITY, August 15, 2005 (PRIMEZONE) — Dobson Communications Corporation (Nasdaq: DCEL) today reported a net loss applicable to common shareholders of $12.2 million, or $0.09 per share, for the second quarter ended June 30, 2005. (See Table 1.) For the second quarter of 2004, Dobson reported a net loss applicable to common shareholders of $15.9 million, or $0.12 per share. Last year’s second quarter net loss included a $5.1 million gain on redemption and repurchases of preferred stock.
     Dobson reported EBITDA of $109.3 million for the second quarter of 2005, an increase of 27.5 percent over EBITDA of $85.7 million for the second quarter of 2004. Please see Table 3 for the reconciliation of EBITDA to GAAP measures.
     Total revenue was $297.7 million for the second quarter of 2005, of which $61.1 million, or 20.5 percent, was roaming revenue. For the second quarter of 2004, Dobson reported total revenue of $252.4 million, of which $50.6 million, or 20.1 percent, was roaming revenue.
     Second quarter 2005 roaming revenue reflects the application in early April 2005 of adjusted rates provided for in Dobson’s new roaming agreement with Cingular, which was approved by the boards of directors of the two companies on Friday, August 12, 2005.
     Dobson’s second quarter 2005 results reflect operations acquired during 2004, including Michigan 5 Rural Service Area (RSA) and the Michigan markets acquired from NPI-Omnipoint Wireless, LLC and RFB Cellular, Inc.
Roaming
     Dobson Communications reported approximately 517 million roaming minutes of use (MOUs) for the second quarter of 2005, an increase of 35 percent over 384 million roaming MOUs reported in the second quarter last year, on a same-store basis, including acquisitions. For the first quarter of 2005, Dobson reported 395 million MOUs. Roaming revenue of $61.1 million for the second quarter of 2005 produced a roaming yield of $0.118 per MOU.
     GSM roaming accounted for approximately 407 million roaming MOUs, or 79 percent of Dobson’s total roaming MOUs for the second quarter of 2005. GSM represented 70 percent of roaming MOUs for the first quarter of 2005.
     The new roaming agreement’s key provisions include the following.
•	Dobson and Cingular agreed to mutually lower roaming rates, with Dobson paying Cingular a flat incollect rate through mid-2009 that is approximately half the blended rate in previous roaming agreements.

•	Dobson and Cingular will continue to mutually prefer one another for roaming through the term of the new roaming agreement, which has been extended approximately one year through mid-2009.

•	Dobson will receive from Cingular approximately $7.8 million as a settlement for prior claims under various agreements between Dobson and the former AT&T Wireless, and will also receive certain formula-based residual payments in connection with such settlements through mid-2008 at the latest.

•	The new roaming agreement provides for “home-on-home” roaming in areas where both carriers operate.

•	Dobson has the right to acquire for $6.0 million 10 MHz of spectrum covering 1.1 million POPs, consisting of Youngstown, Ohio and Ohio 11 Rural Service Area (RSA); and Erie and Sharon, Pennsylvania, as well as Pennsylvania 1 RSA. Dobson has also received an option to lease additional spectrum covering 1.5 million POPs from Cingular.
Operating Trends
     Dobson increased its average service revenue per unit (ARPU) to $45.28 in the second quarter of 2005, reflecting the continued shift of its subscriber base to GSM calling plans. This represented an increase of $5.25, or 13 percent, over ARPU of $40.03 for the second quarter of 2004 and an increase of $2.34, or 5 percent, over first quarter 2005 ARPU of $42.94 per month. Dobson includes revenue from postpaid, prepaid and reseller customers in its ARPU calculation.
     Average customer usage per month was 593 MOUs for the second quarter of 2005, compared with 478 MOUs for the second quarter of 2004 and 529 MOUs for the first quarter of 2005.
     Dobson reported approximately 131,500 total gross subscriber additions for the second quarter of 2005, compared with approximately 107,000 gross subscriber additions in the second quarter of 2004 and approximately 122,000 gross subscriber additions in the first quarter of 2005.
     Postpaid customer churn was 2.25 percent for the second quarter of 2005, compared with 1.68 percent for the second quarter of 2004 and 2.43 percent for the first quarter of 2005.
     The Company’s subscriber base declined by 1,100 customers in the second quarter of 2005, compared with net subscriber additions of approximately 7,200 in the second quarter of 2004 and a net reduction of 18,800 in the first quarter of 2005. As of June 30, 2005, the Company’s total subscriber base was approximately 1,589,400.
     At the end of the second quarter of 2005, approximately 741,200 of Dobson’s customers, or 47 percent of its subscriber base, were on GSM calling plans. During the second quarter of 2005, approximately 109,800 of the Company’s TDMA subscribers migrated to GSM calling plans, compared with 91,600 in the first quarter of 2005 and 75,100 migrations in the fourth quarter of 2004.
     Capital expenditures were approximately $43.7 million in the second quarter of 2005, bringing its year-to-date capital expenditures to $76.3 million. The Company ended the quarter with $247.9 million in cash and cash equivalents, compared with $190.2 million in cash and cash equivalents at March 31, 2005. Totals of $2.5 billion in long-term debt and $359.7 million in preferred stock obligations were not materially different from totals at the end of the first quarter of 2005. (See Table 2.)

     During the second quarter of 2005, the Company built 50 GSM cell sites. From January 1, 2004 to the end of the second quarter of 2005, the Company has added 320 GSM-only cell sites to enhance the performance of its network.
     Finally, on June 30, 2005 Dobson Cellular Systems and American Cellular Corporation announced the completion of the sale of 507 cellular towers to Global Tower Partners for $77.0 million. On July 22, 2005 Dobson Communications announced the launch of an offer to exchange cash and shares of its Class A common stock for up to 70 percent of its outstanding 12.25% Senior Exchangeable Preferred Stock and up to 70 percent of its 13% Senior Exchangeable Preferred Stock, subject to prorating.
     For additional information on either of these events, please see the Company’s filings with the Securities and Exchange Commission.
Outlook for 2005
     Dobson will continue to focus on transitioning its subscriber base to GSM calling plans the remainder of 2005. The Company expects that its subscriber base will be approximately two-thirds GSM by year-end and that ARPU will increase over the level achieved in the second quarter of 2005.
     Customer churn in the second half of 2005 is likely to remain in a range similar to that of the first half of the year as the Company transitions the TDMA portion of its subscriber base to the new technology. Consequently, Dobson expects its subscriber base in the second half of 2005 will likely remain flat or decline slightly. If the base declines, Dobson does not expect the reduction to exceed that of the first half of 2005.
     Dobson expects continued strong growth in roaming traffic in the second half of 2005, compared with the second half of 2004 and the first half of 2005.
     The Company plans to add up to 100 additional GSM cell sites in the second half of 2005 and to make other investments in network service quality and capacity. This is expected to result in total capital expenditures of up to $150 million for the year.
     Dobson expects to generate full-year EBITDA in a range of $400 million to $415 million for 2005.
Second Quarter 2005 Conference Call: Monday, August 15, 2005
     On Monday, August 15, 2005, Dobson plans to conduct its second quarter earnings conference call beginning at 8:00 a.m. CT (9:00 a.m. ET). Along with second quarter results and its new roaming agreement, Dobson intends to comment on its guidance for 2005.
     Investors may listen by phone or via web-cast on Dobson’s web site at www.dobson.net. Those interested may access the call by dialing:

Conference call	(800) 811-0667
Pass code	3659481
     A call replay will be available later for two weeks via Dobson’s web site or by phone.

Replay number	(888) 203-1112
Pass code	3659481

     For further analysis of second quarter results, please see the Company’s quarterly report on Form 10-Q.
     Dobson Communications is a leading provider of wireless phone services to rural and suburban markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 16 states. For additional information on Dobson and its operations, please visit its web site at www.dobson.net.
     This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to, increased levels of competition or other factors that inhibit the growth of its subscriber base; shortages of key network equipment and/or handsets; restrictions on the Company’s ability to finance its growth; accelerated migrations to GSM by the Company’s customers, which would increase equipment costs; changes in the Company’s roaming agreements that could affect revenue and/or earnings expectations; technology changes; and other factors. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

CONTACT:	Dobson Communications, Oklahoma City J. Warren Henry (405) 529-8820

Table 1

Dobson Communications Corporation
Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	($ in thousands except per share data)
	(unaudited)
Operating Revenue
Service revenue	$215,984	$189,288	422,066	$370,988
Roaming revenue	61,149	50,606	114,579	92,682
Equipment & other revenue	20,533	12,469	32,779	22,485

Total	297,666	252,363	569,424	486,155

Operating Expenses (excluding depreciation & amortization)
Cost of service (exclusive of depreciation & amortization shown separately below)	68,965	61,972	141,264	116,158
Cost of equipment	34,255	27,870	64,621	51,405
Marketing & selling	35,855	33,786	69,949	62,948
General & administrative	49,308	43,056	94,119	86,832

Total	188,383	166,684	369,953	317,343

EBITDA (1)	109,283	85,679	199,471	168,812
Gain on disposition of operating assets	939	—	939	—
Depreciation & amortization	(50,340)	(46,635)	(101,910)	(92,083)

Operating income	59,882	39,044	98,500	76,729
Interest expense	(61,258)	(52,783)	(122,000)	(107,021)
Dividends on mandatorily redeemable preferred stock	(7,996)	(8,289)	(15,927)	(16,907)
Other income (expense), net	744	441	(22)	1,718
Gain from extinguishment of debt	—	—	—	5,739
Gain on redemption and repurchases of manditorily redeemable preferred stock	—	5,069	—	5,069
Minority interests in income of subsidiaries	(2,646)	(1,058)	(4,476)	(2,002)

Loss before income taxes	(11,274)	(17,576)	(43,925)	(36,675)
Income tax benefit	1,245	3,529	10,639	7,503

Loss from continuing operations	(10,029)	(14,047)	(33,286)	(29,172)
Discontinued operations:
Income from discontinued operations, net of taxes (2)	—	—	—	443

Net loss	(10,029)	(14,047)	(33,286)	(28,729)
Dividends on preferred stock	(2,144)	(1,859)	(4,289)	(3,717)

Net loss applicable to common stockholders	$(12,173)	$(15,906)	$(37,575)	$(32,446)

Basic and diluted net loss applicable to common stockholders per common share	$(0.09)	$(0.12)	$(0.28)	$(0.24)

Basic and diluted weighted average common shares outstanding	134,011,175	133,722,746	133,948,417	133,749,934

(1)	EBITDA is defined as loss from continuing operations before gain on disposition of operating assets, depreciation and amortization, interest expense, dividends on mandatorily redeemable preferred stock, other income (expense), net, gain from extinguishment of debt, gain on redemption and repurchases of manditorily redeemable preferred stock, minority interests in income of subsidiaries and income tax benefit. We believe that EBITDA provides meaningful additional information concerning a company’s operating results and its ability to service its long-term debt and other fixed obligations and to fund its continued growth. Many financial analysts consider EBITDA to be a meaningful indicator of an entity’s ability to meet its future financial obligations, and they consider growth in EBITDA to be an indicator of future profitability, especially in a capital-intensive industry such as wireless telecommunications. You should not construe EBITDA as an alternative to net loss as determined in accordance with GAAP, as an alternative to cash flows from operating activities as determined in accordance with GAAP or a measure of liquidity. Because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
(2) Operating results from income from discontinued operations:	2005	2004	2005	2004

Service revenue	$—	$—	$—	$2,383
Roaming revenue	—	—	—	1,067
Equipment & other revenue	—	—	—	106

Total operating revenue	—	—	—	3,556

Cost of service (exclusive of depreciation & amortization shown separately below)	—	—	—	824
Cost of equipment	—	—	—	235
Marketing & selling	—	—	—	605
General & administrative	—	—	—	529

Total operating expenses (excluding depreciation and amortization)	—	—	—	2,193

EBITDA	—	—	—	1,363

Depreciation & amortization	—	—	—	(647)
Interest expense & other	—	—	—	(2)
Income tax expense	—	—	—	(271)

Income from discontinued operations	$—	$—	$—	$443

Table 2

Dobson Communications Corporation
Selected Balance Sheet and Statistical Data

Balance Sheet Data:	June 30, 2005	December 31, 2004
	($ in millions)	($ in millions)
	(unaudited)

Cash and cash equivalents (unrestricted) (1)	$247.9	$139.9

Marketable securities	$—	$39.0

Total Debt:
DCS 8.375% Senior Notes	$250.0	$250.0
DCS 9.875% Senior Notes	325.0	325.0
DCS Floating Rate Senior Notes	250.0	250.0
DCC 10.875% Senior Notes, net	297.8	297.7
DCC 8.875% Senior Notes	419.7	419.7
ACC 9.5% Senior Notes, net	14.3	13.7
ACC 10.0% Senior Notes	900.0	900.0

Total debt	$2,456.8	$2,456.1

Preferred Stock:
Senior Exchangeable Preferred Stock, 12.25%, net (2)	45.5	44.6
Senior Exchangeable Preferred Stock, 13.00%, net (3)	191.7	191.5
Series F Preferred Stock	122.5	122.5

Total preferred stock	$359.7	$358.6

	Six Months Ended June 30,
	2005	2004
	($ in millions)	($ in millions)

Capital Expenditures:	$76.3	$88.9

(1)	Includes $86.0 million and $41.5 million of cash and cash equivalents from American Cellular at June 30, 2005 and December 31, 2004, respectively.

(2)	Net of deferred financing costs of $(0.1) million and $(0.9) million at June 20, 2005 and December 31, 2004, respectively and a discount of $(0.6) million and $(0.7) million at June 30, 2005 and December 31, 2004, respectively.

(3)	Net of deferred financing costs of $(1.2) million and $(1.4) million at June 30, 2005 and December 31, 2004, respectively.

Table 3
Dobson Communications Corporation

For the Quarter Ended	6/30/2005	3/31/2005	12/31/2004	9/30/2004	6/30/2004
	($ in thousands except per subscriber data)
	(unaudited)

Operating Revenue
Service revenue	$215,984	$206,082	$201,882	$198,740	$189,288
Roaming revenue	61,149	53,430	53,252	62,221	50,606
Equipment & other revenue	20,533	12,246	9,794	11,438	12,469

Total	297,666	271,758	264,928	272,399	252,363

Operating Expenses
(excluding depreciation & amortization)
Cost of service	68,965	72,299	69,851	69,299	61,972
Cost of equipment	34,255	30,366	27,321	30,242	27,870
Marketing & Selling	35,855	34,094	32,927	32,816	33,786
General & administrative	49,308	44,811	47,800	44,893	43,056

Total	188,383	181,570	177,899	177,250	166,684

EBITDA (1) (2)	$109,283	$90,188	$87,029	$95,149	$85,679

Pops	11,757,400	11,757,400	11,757,400	11,436,800	11,436,800

Post-paid
Gross Adds	87,600	77,400	69,500	83,200	73,500
Net Adds	(9,000)	(28,500)	(33,100)	(7,500)	(400)
Subscribers	1,426,600	1,435,600	1,464,100	1,472,600	1,480,100
Churn	2.3%	2.4%	2.3%	2.0%	1.7%
Average Service Revenue per Subscriber (ARPU)	$49.20	$46.36	$45.26	$43.92	$42.33

Pre-paid
Gross Adds	20,700	19,200	16,300	14,500	13,300
Net Adds	5,300	3,900	(400)	(200)	(1,300)
Subscribers	55,500	50,200	46,300	45,100	45,300

Reseller
Gross Adds	23,200	25,400	26,500	23,900	20,200
Net Adds	2,600	5,800	7,900	8,900	8,900
Subscribers	107,300	104,700	98,900	91,000	82,100

Total
Gross Adds	131,500	122,000	112,300	121,600	107,000
Net Adds	(1,100)	(18,800)	(25,600)	1,200	7,200
Subscribers	1,589,400	1,590,500	1,609,300	1,608,700	1,607,500
ARPU	$45.28	$42.94	$42.17	$41.20	$40.03
Penetration	13.5%	13.5%	13.7%	14.1%	14.1%

(1)	Includes $3.1 million, $2.3 million, $1.8 million, $1.9 million and $1.6 million of EBITDA for the quarters ended June 30, 2005. March 31, 2005, December 31, 2004, September 30, 2004 and June 30, 2004 respectively, related to minority interests.

(2)	A reconciliation of EBITDA to loss from continuing operations as determined in accordance with generally accepted accounting principles is as follows:

Loss from continuing operations	$(10,029)	$(23,257)	$(11,883)	$(11,008)	$(14,047)
Add back non-EBITDA items included in loss from continuing operations:
Gain on disposition of operating assets	939	—	—	—	—
Depreciation & amortization	(50,340)	(51,570)	(51,279)	(49,456)	(46,635)
Interest expense	(61,258)	(60,742)	(58,182)	(54,456)	(52,783)
Dividends on mandatorily redeemable preferred stock	(7,996)	(7,931)	(6,877)	(8,290)	(8,289)
Other income (expense), net	744	(766)	891	511	441
Gain from extinguishment of debt	—	—	34,662	—	—
Gain from redemption of preferred stock	—	—	—	1,410	5,069
Minority interests in income of subsidiaries	(2,646)	(1,830)	(1,352)	(1,512)	(1,058)
Income tax benefit (expense)	1,245	9,394	(16,775)	5,636	3,529

EBITDA	$109,283	$90,188	$87,029	$95,149	$85,679

Table 4
Dobson Cellular Systems

For the Quarter Ended	6/30/2005	3/31/2005	12/31/2004	9/30/2004	6/30/2004
	($ in thousands except per subscriber data)
	(unaudited)
Operating Revenue
Service revenue	$125,134	$119,524	$115,768	$114,732	$109,460
Roaming revenue	34,985	30,911	31,421	35,695	29,205
Equipment & other revenue	17,606	10,250	7,411	9,203	8,542

Total	177,725	160,685	154,600	159,630	147,207

Operating Expenses
(excluding depreciation & amortization)
Cost of service	43,374	43,978	43,193	42,847	38,542
Cost of equipment	21,486	18,708	16,754	18,660	15,042
Marketing & selling	20,961	19,721	18,967	18,472	18,538
General & administrative	27,838	25,279	25,980	24,513	22,920

Total	113,659	107,686	104,894	104,492	95,042

EBITDA (1) (2)	$64,066	$52,999	$49,706	$55,138	$52,165

Pops	6,687,500	6,687,500	6,687,500	6,439,800	6,439,800

Post-paid
Gross Adds	52,500	45,700	39,900	46,300	40,200
Net Adds	(900)	(12,900)	(17,200)	(7,200)	(1,100)
Subscribers	799,200	800,100	813,000	805,600	812,800
Churn	2.2%	2.4%	2.4%	2.2%	1.7%
Average Service Revenue per Subscriber (ARPU)	$50.93	$48.23	$47.26	$46.11	$44.95

Pre-paid
Gross Adds	14,200	13,300	11,100	10,100	8,300
Net Adds	3,300	2,000	(1,200)	100	(500)
Subscribers	38,200	34,900	32,900	32,500	32,400

Reseller
Gross Adds	11,100	11,500	11,700	11,000	10,100
Net Adds	1,100	2,000	1,800	3,000	3,500
Subscribers	56,500	55,400	53,400	51,600	48,600

Total
Gross Adds	77,800	70,500	62,700	67,400	58,600
Net Adds	3,500	(8,900)	(16,600)	(4,100)	1,900
Subscribers	893,900	890,400	899,300	889,700	893,800
ARPU	$46.75	$44.52	$43.78	$42.89	$42.17
Penetration	13.4%	13.3%	13.4%	13.8%	13.9%

(1)	Includes $3.1 million, $2.3 million, $1.8 million, $1.9 million and $1.6 million of EBITDA for the quarters ended June 30, 2005. March 31, 2005, December 31, 2004, September 30, 2004 and June 30, 2004 respectively, related to minority interests.

(2)	A reconciliation of EBITDA to loss from continuing operations as determined in accordance with generally accepted accounting principles is as follows:

Loss from continuing operations	$(2,478)	$(8,956)	$(91,976)	$(2,562)	$(1,301)
Add back non-EBITDA items included in loss from continuing operations:
Depreciation & amortization	(29,179)	(30,315)	(30,000)	(28,575)	(25,716)
Interest expense	(37,433)	(37,025)	(35,222)	(30,161)	(28,754)
Other income, net	1,195	1,726	1,143	977	1,264
Loss from extinguishment of debt	—	—	(14,200)	—	—
Minority interests in income of subsidiaries	(2,646)	(1,830)	(1,352)	(1,512)	(1,058)
Income tax benefit (expense)	1,519	5,489	(62,051)	1,571	798

EBITDA	$64,066	$52,999	$49,706	$55,138	$52,165

Table 5 American Cellular Corporation

For the Quarter Ended	6/30/2005	3/31/2005	12/31/2004	9/30/2004	6/30/2004
	($ in thousands except per subscriber data)
	(unaudited)
Operating Revenue
Service revenue	$90,850	$86,558	$86,113	$84,008	$79,828
Roaming revenue	26,164	22,519	21,831	26,526	21,401
Equipment & other revenue	5,939	5,008	4,121	3,973	5,665

Total	122,953	114,085	112,065	114,507	106,894

Operating Expenses
(excluding depreciation & amortization)
Cost of service	26,890	29,619	26,838	26,633	23,611
Cost of equipment	12,769	11,658	10,567	11,582	12,828
Marketing & selling	14,894	14,373	13,960	14,343	15,248
General & administrative	23,178	21,241	23,373	21,933	21,688

Total	77,731	76,891	74,738	74,491	73,375

EBITDA (1)	$45,222	$37,194	$37,327	$40,016	$33,519

Pops	5,069,900	5,069,900	5,069,900	4,997,000	4,997,000

Post-paid
Gross Adds	35,100	31,700	29,600	36,900	33,300
Net Adds	(8,100)	(15,600)	(15,900)	(300)	700
Subscribers	627,400	635,500	651,100	667,000	667,300
Churn	2.3%	2.5%	2.3%	1.9%	1.6%
Average Service Revenue per Subscriber (ARPU)	$47.00	$44.02	$42.85	$41.27	$39.22

Pre-paid
Gross Adds	6,500	5,900	5,200	4,400	5,000
Net Adds	2,000	1,900	800	(300)	(800)
Subscribers	17,300	15,300	13,400	12,600	12,900

Reseller
Gross Adds	12,100	13,900	14,800	12,900	10,100
Net Adds	1,500	3,800	6,100	5,900	5,400
Subscribers	50,800	49,300	45,500	39,400	33,500

Total
Gross Adds	53,700	51,500	49,600	54,200	48,400
Net Adds	(4,600)	(9,900)	(9,000)	5,300	5,300
Subscribers	695,500	700,100	710,000	719,000	713,700
ARPU	$43.40	$40.92	$40.17	$39.09	$37.42
Penetration	13.7%	13.8%	14.0%	14.4%	14.3%

(1)	A reconciliation of EBITDA to net income (loss) as determined in accordance with generally accepted accounting principles is as follows:

Net income (loss)	$481	$(5,268)	$(7,457)	$(3,380)	$(7,499)
Add back non-EBITDA items included in net income (loss):
Gain on disposition of operating assets	939	—	—	—	—
Depreciation & amortization	(21,161)	(21,255)	(21,279)	(20,881)	(20,919)
Interest expense	(23,778)	(23,784)	(23,457)	(23,971)	(23,692)
Other expense, net	(446)	(652)	(471)	(616)	(1,003)
Income tax (expense) benefit	(295)	3,229	423	2,072	4,596

EBITDA	$45,222	$37,194	$37,327	$40,016	$33,519